                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                           O2WIRELESS SOLUTIONS, INC.,

                               O2WIRELESS, INC.,

                                       AND

                                JEFFREY D. YOUNG


                              FOR THE PURCHASE AND
                       SALE OF ALL ISSUED AND OUTSTANDING
                                CAPITAL STOCK OF

                            YOUNG & ASSOCIATES, INC.,




                           DATED AS OF JANUARY 2, 2001

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

ARTICLE 1 SALE OF STOCK........................................................................................   1

      1.1   Sale of Stock......................................................................................   1
      1.2   Purchase Price.....................................................................................   2
      1.3   Adjustment to Purchase Price Relating to Section 338(h)(10) Election...............................   2
      1.4   Time and Place of Closing..........................................................................   2
      1.5   Deliveries at Closing..............................................................................   3
      1.6   Restrictive Legend.................................................................................   4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER....................................................   4

      2.1   Corporate..........................................................................................   4
      2.2   Authorization; Validity............................................................................   5
      2.3   No Violation.......................................................................................   6
      2.4   Financial Statements...............................................................................   6
      2.5   Absence of Undisclosed Liabilities.................................................................   7
      2.6   Title to Properties; Encumbrances..................................................................   7
      2.7   Compliance with Laws...............................................................................   7
      2.8   Litigation.........................................................................................   9
      2.9   Contracts and Commitments..........................................................................   9
      2.10  Real Estate........................................................................................  11
      2.11  Accounts Receivable................................................................................  11
      2.12  Trade Rights.......................................................................................  11
      2.13  Broker's or Finder's Fees..........................................................................  13
      2.14  Employee Benefit Plans.............................................................................  13
      2.15  Employment Compensation............................................................................  14
      2.16  Labor Matters......................................................................................  14
      2.17  Tax Matters........................................................................................  14
      2.18  Insurance..........................................................................................  16
      2.19  Absence of Certain Changes.........................................................................  17
      2.20  Major Customers and Suppliers......................................................................  18
      2.21  Securities Laws Matters............................................................................  19
      2.22  Power of Attorney..................................................................................  19
      2.23  Affiliates' Relationships..........................................................................  19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF O2WIRELESS AND BUYER...............................................  20

      3.1   Due Incorporation and Qualification................................................................  20
      3.2   Authorization......................................................................................  20
      3.3   Capitalization.....................................................................................  20
      3.4   Non-Contravention..................................................................................  21
      3.5   Authority of Buyer.................................................................................  21
      3.6   Litigation.........................................................................................  21
      3.7   Broker's or Finder's Fees..........................................................................  22
      3.8   SEC Reports and Financial Statements...............................................................  22
      3.9   Absence of Certain Changes.........................................................................  22
      3.10  No Undisclosed Liabilities.........................................................................  22
      3.11  Compliance with Law................................................................................  22

ARTICLE 4 COVENANTS............................................................................................  23

      4.1   Third Party Consents...............................................................................  23

      4.2   Securities Law Matters.............................................................................  23
      4.3   Attainment of Tax Clearance Certificates...........................................................  23
      4.4   Tax Matters........................................................................................  23
      4.5   Employee Options...................................................................................  25
      4.6   Proceeds from Criminal Proceedings.................................................................  25
      4.7   Registration Statement on Form S-8.................................................................  25

ARTICLE 5 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE.................................................  25

      5.1   Consent of Wachovia Bank, N.A., First Union National Bank and Underwriters.........................  26
      5.2   Representations and Covenants......................................................................  26
      5.3   Litigation.........................................................................................  26
      5.4   Good Standing Certificates, Etc....................................................................  26
      5.5   Consents...........................................................................................  26
      5.6   Employment and Restrictive Covenants Agreements....................................................  26
      5.7   Agreements With Key Employees......................................................................  26
      5.8   Release Agreement..................................................................................  26
      5.9   Governmental Permits and Approvals.................................................................  26
      5.10  Registration Rights Agreement......................................................................  26
      5.11  Opinion of Counsel to the Shareholder..............................................................  27
      5.12  Investment Letter..................................................................................  27
      5.13  Other Documents....................................................................................  27

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDER TO CLOSE.......................................  27

      6.1   Litigation.........................................................................................  27
      6.2   Representations and Warranties.....................................................................  27
      6.3   Governmental Permits and Approvals.................................................................  27
      6.4   Resolutions........................................................................................  27
      6.5   Good Standing Certificates, Etc....................................................................  28
      6.6   Employment and Restrictive Covenants Agreement.....................................................  28
      6.7   Registration Rights Agreement......................................................................  28
      6.8   Opinion of Counsel to Buyer and o2wireless.........................................................  28
      6.9   Other Documents....................................................................................  28
      6.10  Establishment of Bonus Plan for Company Employees..................................................  28

ARTICLE 7 INDEMNIFICATION......................................................................................  28

      7.1   Survival...........................................................................................  28
      7.2   Indemnification by the Shareholder.................................................................  29
      7.3   Indemnification by Buyer...........................................................................  29
      7.4   Limitations of Claims..............................................................................  29
      7.5   Procedures.........................................................................................  29
      7.6   Adjustment of Liability............................................................................  32

ARTICLE 8 MISCELLANEOUS........................................................................................  32

      8.1   Further Assurances.................................................................................  32
      8.2   Assignment; Parties in Interest....................................................................  32
      8.3   Law Governing Agreement............................................................................  33
      8.4   Amendment and Modification.........................................................................  33
      8.5   Notice.............................................................................................  33
      8.6   Expenses...........................................................................................  34
      8.7   Entire Agreement...................................................................................  34
      8.8   Counterparts.......................................................................................  34
      8.9   Headings...........................................................................................  34

                                    EXHIBITS
                                    --------

Exhibit A                  Form of Registration Rights Agreement
Exhibit B                  Form of Investment Letter
Exhibit C                  Form of Employment Agreement with Shareholder
Exhibit D                  Form of Restrictive Covenants Agreement with Shareholder
Exhibit E                  Form of Employment Agreements with Selected Employees
Exhibit F                  Form of Release Agreement
Exhibit G                  Form of Opinion of Counsel to the Shareholder
Exhibit H                  Form of Opinion of Counsel of Buyer and o2wireless
Exhibit I                  Form of Bonus Plan

                                    SCHEDULES
                                    ---------

Schedule 2.1(e)            Authorized Capital Stock
Schedule 2.4               Company Statements
Schedule 2.5               Undisclosed Liabilities
Schedule 2.6(a)            Title to Assets
Schedule 2.6(b)            Condition of Property
Schedule 2.7(a)            Compliance with Laws
Schedule 2.7(b)            Licenses and Permits
Schedule 2.7(c)            Environmental Matters
Schedule 2.8               Litigation
Schedule 2.9(a)            Real Property Leases
Schedule 2.9(b)            Personal Property Leases
Schedule 2.9(d)            Sales Commitments
Schedule 2.9(e)            Contracts with Certain Persons
Schedule 2.9(h)            Loan Agreements
Schedule 2.9(j)            Other Material Contracts
Schedule 2.10(a)           Real Property
Schedule 2.11(a)           Accounts Receivable Schedule
Schedule 2.11(b)           Accounts Receivable Aging
Schedule 2.13              Broker's or Finder's Fees
Schedule 2.14              Employee Benefit Plans
Schedule 2.15              Employment Compensation
Schedule 2.16              Labor Matters
Schedule 2.17(a)           Provisions for Taxes
Schedule 2.17(b)           Tax Returns Filed
Schedule 2.18(a)           Insurance
Schedule 2.18(b)           Worker's Compensation Claims
Schedule 2.19              Certain Changes
Schedule 2.20(a)           Major Customers
Schedule 2.20(b)           Major Suppliers
Schedule 2.23(a)           Contracts with Affiliates
Schedule 2.23(c)           Affiliate Obligations
Schedule 3.5               Authority of Buyer
Schedule 3.6               Litigation
Schedule 5.7               Selected Employees

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of the 2nd day of January, 2001 (the "Agreement"), by and among O2WIRELESS SOLUTIONS, INC. (together with its successors and assigns, "o2wireless"), O2WIRELESS, INC. (formerly Clear Communications Group, Inc.), a Georgia corporation and a wholly owned subsidiary of o2wireless ("Buyer"), and Jeffrey D. Young ("Shareholder"), being the sole shareholder of YOUNG & ASSOCIATES, INC., a Nevada corporation, (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company is engaged in the business of providing consulting, site acquisition and development, construction management and related services for the wireless telecommunications industry;

         WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital stock of the Company (the "Stock"); and

         WHEREAS, the Shareholder desires to sell, and Buyer desires to purchase, the Stock pursuant to this Agreement (the "Acquisition"); and

         WHEREAS, it is the intention of the parties hereto that upon consummation of the purchase and sale of the Stock pursuant to this Agreement, Buyer shall own all of the issued and outstanding shares of capital stock of the Company;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1


                                  SALE OF STOCK

         1.1 Sale of Stock. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Shareholder shall sell, assign, transfer and deliver the Stock to Buyer, and Buyer shall purchase the Stock from the Shareholder. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank by the Shareholder, with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed and canceled. The Shareholder agrees at any time after Closing, without further compensation, to cure any deficiencies with respect to the endorsements of the certificates representing the Stock, or with respect to the stock power accompanying any such certificates, other than those created by Buyer, and to take any other actions reasonably necessary to fully and completely transfer ownership of the Stock to Buyer free and clear of all liens, encumbrances, equities, restrictions, claims and obligations, other than those created by Buyer.

         1.2 Purchase Price. In full consideration for the purchase by Buyer of the Stock, Buyer shall pay to the Shareholder the following (the "Purchase Price"):

                  (a) Common Stock Consideration. 303,282 shares of o2wireless' common stock, $.0001 par value per share, to be issued to Seller at Closing; and

                  (b) Cash Consideration. $9,590,750 payable in immediately available funds at Closing (the "Cash Consideration").

         1.3 Adjustment to Purchase Price Relating to Section 338(h)(10) Election. If Buyer decides to make a Section 338(h)(10) Election (as defined in
Section 4.4(a)) with respect to the purchase of the Stock, Buyer shall pay to the Shareholder at the time specified below such amount as is necessary to place the Shareholder in the same after-tax position as if no Section 338(h)(10) Election had been made (the "Gross-Up Payment"). Except for penalties and interest resulting from the acts or omissions of Shareholder, the Gross-Up Payment shall include reimbursement for any penalties and interest that Shareholder may incur as a result of the Section 338(h)(10) Election; provided, however, the Gross-Up Payment shall not include any state income, franchise or other taxes payable by the Company as a result of the Section 338(h)(10) Election. Buyer agrees that the Buyer shall be solely responsible for the payment of any state income, franchise or other taxes payable by the Company as a result of the Section 338(h)(10) Election and Buyer further agrees that the Gross-Up Payment shall take into account any amounts that may be deemed additional taxable consideration to Shareholder as a result of these payments. Shareholder shall give to Buyer written notice of the amount of the Gross-Up Payment together with such documentation and other supporting information as the Buyer may reasonably request to verify the amount of the Gross-Up Payment. Buyer will make the required Gross-Up Payment upon the later of (i) April 1, 2001, or
(ii) thirty (30) days after receipt of the required notice and supporting documentation from the Shareholder.

         1.4 Time and Place of Closing. The parties shall cause the closing of the transactions contemplated by this Agreement (the "Closing") to take place at 10:00 a.m. on the date hereof, or such other date as the parties may mutually agree (the date on which the Closing actually occurs, the "Closing Date"). The place of the Closing shall be at the offices of Smith, Gambrell & Russell, LLP, Promenade II, Suite 3100, 1230 Peachtree Street, N.E., Atlanta, Georgia, or such other location as may be mutually agreed by the parties.

         1.5      Deliveries at Closing.

                  (a)      Deliveries by the Shareholder. At the
         Closing, the Shareholder shall deliver to Buyer:

                           (i) stock certificates or other instruments representing all of the Stock, endorsed in blank or accompanied by stock powers executed in blank, or such other instruments of transfer as shall be necessary in order to validly vest in Buyer good legal and beneficial title to the Stock;

                           (ii)     the Registration Rights Agreement
                  substantially in the form set forth in Exhibit A hereto, duly authorized and executed by Shareholder;

                           (iii) an Investment Letter substantially in the form set forth in Exhibit B hereto, executed by the Shareholder (the "Investment Letter");

                           (iv) the Employment Agreement substantially in the form set forth in Exhibit C hereto, executed by the Shareholder (the "Employment Agreement");

                           (v)      the Restrictive Covenants Agreement
                  substantially in the form set forth in Exhibit D hereto, executed by the Shareholder (the "Restrictive Covenants Agreement");

                           (vi) the employment agreements substantially in the form set forth in Exhibit E hereto, executed by each of the Selected Employees; and

                           (vii) such other certificates and documents as may be required by the terms of this Agreement or as Buyer or its counsel may reasonably request.

                  (b) Deliveries by Buyer. At the Closing, the Buyer shall deliver to the Shareholder:

                           (i)      the Purchase Price;

                           (ii) the Registration Rights Agreement, duly authorized and executed by o2wireless and Buyer;

                           (iii)    the Employment Agreement, executed by Buyer;

                           (iv) the Restrictive Covenants Agreement, executed by Buyer;

                           (v) the employment agreements with the Selected Employees, executed by Buyer; and

                           (vi) such other certificates and documents as may be required by the terms of this Agreement or as the Shareholder or their counsel may reasonably request.

         1.6 Restrictive Legend. The Common Stock Consideration to be issued pursuant to this Agreement shall be "restricted securities," as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and each certificate representing any such securities shall bear any legend or legends required by applicable state securities laws or otherwise, as well as a legend substantially similar to the following:

                  "THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER WOULD BE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS."


                                   ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         As an inducement to o2wireless and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that o2wireless and Buyer shall rely thereon, the Shareholder hereby represents and warrants to o2wireless and Buyer, as of the date hereof, as set forth below.

         2.1      Corporate.

                  (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company was incorporated on August 9, 1995 and has elected to be taxed as an "S - corporation." No entity has ever merged with or been consolidated into the Company.

                  (b) Corporate Power. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect (as defined in Section 2.19 hereof).

                  (c) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business.

                  (d) Corporate Documents, Etc. Copies of the certificate or articles of incorporation and bylaws of the Company, including any amendments thereto, which have been delivered by the Company to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been made available to Buyer for inspection are true, correct and complete in all material respects and accurately reflect all material corporate action binding on the Company as of the date hereof, including all transactions and actions with respect to the capital stock of the Company.

                  (e) Capitalization and Title to Stock. The authorized capital stock of the Company is as set forth in Schedule 2.1(e). No shares of such capital stock are issued and outstanding except for shares identified in Schedule 2.1(e). All of the shares of capital stock of the Company are owned of record and beneficially by the Shareholder. All shares of capital stock identified on Schedule 2.1(e) are validly issued, fully paid and nonassessable and the Shareholder has full power and authority to convey, free and clear of all liens, encumbrances, restrictions, claims and obligations of every kind ("Encumbrances"), all such shares of capital stock and, upon delivery of such shares of capital stock, as provided in Section 1.5, Buyer will acquire good and marketable title to the capital stock of the Company, free and clear of all Encumbrances. Except as set forth on Schedule 2.1(e), there are no (i) securities convertible into or exchangeable for the capital stock or other securities of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company, or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights. Schedule 2.1(e) sets forth, with respect to each issuance of stock of the Company, the date of issuance, the purchaser(s), and the consideration received therefor. Except as set forth on Schedule 2.1(e), no person or entity has, or ever has had, any ownership interest in the assets, properties or business of the Company. There are no options, contracts, commitments, agreements, understandings or arrangements of any kind to purchase any equity ownership interest in the Company or any of its properties, businesses or material assets.

         2.2 Authorization; Validity. The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents sometimes referred to herein as the "Ancillary Instruments") and the performance of the obligations set forth herein and therein, have been duly authorized by the Shareholder, and no other or further corporate act on the part of the Shareholder is necessary therefor. The Shareholder has approved the Acquisition. This Agreement has been duly and validly executed and delivered by the Shareholder and assuming due authorization, execution and delivery of this Agreement and the Ancillary Instruments by the Buyer and o2wireless, is, and when executed and delivered the Ancillary Instruments to be executed and delivered by the Shareholder pursuant hereto will be, legal, valid and binding obligations of him, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         2.3 No Violation. No consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable the Shareholder to enter into and perform his obligations under this Agreement and to consummate the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                  (a) be in violation of the articles of incorporation or bylaws of the Company or constitute a breach of the terms of any evidence of indebtedness or agreement relating to the Company's business to which the Company is a party;

                  (b) cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any asset of the Company or the Stock is subject or under any contract relating to the Company's business to which the Company is a party, or permit the termination of any such contract by another person;

                  (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any asset of the Company or the Stock under any agreement or commitment to which the Company is bound;

                  (d) accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness;

                  (e) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality binding on the Company or the Shareholder; or

                  (f) violate any statute, law or regulation of any jurisdiction known to Shareholder as such statute, law or regulation relates to the properties or business of the Company.

         2.4 Financial Statements. Attached as Schedule 2.4 are copies of the unaudited balance sheet, and statement of income and retained earnings of the Company as of and for the years ended December 31, 1999, 1998 and 1997 and the unaudited balance sheet and statement of income and retained earnings of the Company as of and for the period ended September 30, 2000 (together, the "Company Statements"). The Company Statements (i) were prepared from the books and records of the Company, and (ii) except as set forth on Schedule 2.4, fairly present the financial condition of the Company as of the dates thereof.

         2.5 Absence of Undisclosed Liabilities. All material liabilities, commitments or obligations of the Company with respect to the Company's business (whether secured or unsecured and whether accrued, absolute, contingent, direct or indirect or otherwise and whether due or to become due) are set forth or adequately reserved against in the Company Statements, except for commercial liabilities and obligations incurred since the date of the Company Statements in the ordinary course of business and consistent with past practice and which will not have a Material Adverse Effect and except as set forth on Schedule 2.5 hereto.

         2.6      Title to Properties; Encumbrances.

                  (a) Merchantable Title. Except as set forth in Schedule 2.6(a), the Company has good and merchantable title to all of its assets, businesses and properties used or useful in its business and necessary to permit it to carry on its business as presently conducted, and with respect to real property leased by the Company for use in its business, good and marketable leasehold estates or lessee's interests, including, without limitation, all such properties (tangible and intangible) reflected in the Company Statements (except for inventory disposed of in the ordinary course of business since the date of such Company Statements) free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, options to purchase or use, conditional sales contracts, assessments, levies, or Encumbrances of any nature whatsoever (collectively, "Liens"). None of the assets, businesses or properties of the Company used or useful in the Company's businesses are subject to any restrictions with respect to the transferability thereof and title thereto will not be adversely affected in any way by the transactions contemplated hereby other than as disclosed in Schedule 2.6(a).

                  (b) Condition. Except as set forth on Schedule 2.6(b), all property and assets owned or utilized by the Company in the Company's business are in good operating condition and repair (except such minor defects as do not interfere with the use thereof in the conduct of normal operations).

         2.7      Compliance with Laws.

                  (a) Compliance. Except as set forth on Schedule 2.7(a), the Company (including all of its operations, practices, properties, real or personal, owned or leased, and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws") the violation of which, if uncured, would have a Material Adverse Effect, including without limitation, Laws applicable to the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). The Company has not at any time owned any Real Property (as hereinafter defined). Except as set forth in Schedule 2.7(a), the Company has not received notice of any violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. To the knowledge of the Shareholder, all reports and returns required to be filed by the Company with any governmental authority have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

                           (i) the operation of the Company's business as now conducted does not, nor does any condition resulting from the actions of the Company existing at any of the facilities in which the Company's business is conducted (collectively, the "Facilities"), in any manner constitute a breach or violation of any lease or other agreement to which the Company is a party governing the use of such Facilities. Neither the Company nor the Shareholder has received any notice of or otherwise have any knowledge about any existing or threatened claim that the operation of the Company's business as now conducted or any condition resulting from the actions of the Company existing at the Facilities allegedly constitutes a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such businesses or the manner in which they are now conducted;

                           (ii) the Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and, to the knowledge of the Shareholder, such accounts have a positive balance;

                           (iii) the Company, for the past three (3) years, has not been required to file any reports under the federal Occupational Safety and Health Act of 1970, as amended, or under all other applicable health and safety laws and regulations, except for reports, the failure to file which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Licenses and Permits. Except as set forth on Schedule 2.7(b), the Company does not require any licenses, permits, approvals, authorizations, or consents from any governmental and regulatory authorities for the conduct of the Company's business (as presently conducted), or for the Company's operation of the Facilities as currently operated. The Company (including its operations, properties, whether owned or leased, and assets) (i) is and has been in material compliance with all such permits and licenses (including professional licenses), approvals, authorizations and consents applicable to the conduct of the Company's business in the State of California, and (ii) except for such items, the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect, is and has been in material compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of its business outside of the State of California.

                  (c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, release or threatened release of pollutants, contaminants, asbestos, lead-based paints, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." Except as set forth on
         Schedule 2.7(c), to the knowledge of the Shareholder, (i) the Company is in compliance with all applicable Environmental Laws except where such failure to comply would not have a Material Adverse Effect; (ii) the Company has not received any written communication or notice that alleges that the Company is not in compliance with applicable Environmental Laws; and (iii) there is no civil, criminal or administrative action, suit, demand, notice or demand letter, claim, hearing, notice of violation, investigation or proceeding pending, or, to the knowledge of the Shareholder, threatened, against the Company, or to the knowledge of the Shareholder, any landlord of the Company, relating in any way to the Environmental Laws.

         2.8 Litigation. Except as set forth in Schedule 2.8, there is no action, suit, arbitration proceeding, investigation or inquiry, pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of the Shareholder, threatened, against the Company or their respective officers or directors (in their capacity as officers or directors of the Company), business or assets. Except as set forth in Schedule 2.8, neither the Company, its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         2.9      Contracts and Commitments.

                  (a) Real Property Leases. Except as set forth in Schedule 2.9(a), the Company is not a party to any leases of real property which are used or useful in the Company's business.

                  (b)      Personal Property Leases. Except as set forth in
         Schedule 2.9(b), the Company is not a party to any leases of personal property which are used or useful in the Company's business involving consideration or other expenditure in excess of $25,000 per year or involving performance over a period of more than twelve (12) months.

                  (c) Purchase Commitments. The Company is not a party to any purchase commitments for items or supplies for use in the Company's business that require expenditures in excess of $25,000 per year.

                  (d) Customer Contracts. Except as set forth on Schedule 2.9(d), the Company is not a party to (i) any sales contracts or commitments to customers with respect to the Company's business which involve payments by or to the Company by any one customer (or group of affiliated customers) in excess of $25,000, or (ii) any sales contracts or commitments with respect to the Company's business except those made in the ordinary course of business.

                  (e) Employment and Consulting Contracts. Except as set forth on Schedule 2.9(e), the Company is not a party to any agreement, understanding, contract or commitment (written or oral) with any current or former officer, director, employee, agent, or consultant with respect to their respective businesses that is not cancelable by the Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever.

                  (f) Power of Attorney. The Company has not given any power of attorney with respect to the Company's business, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  (g) Collective Bargaining Agreements. The Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                  (h) Loan Agreements. Except as set forth in Schedule 2.9(h), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  (i) Guarantees. The Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person other than agreements to indemnify the Company's officers, directors and employees acting within the scope of their duties for the Company.

                  (j)      Other Material Contracts. Except as described in
         Schedule 2.9(j) or in any other Schedule, the Company is not a party to any lease, contract or commitment of any nature involving consideration or other expenditure by or to the Company in excess of $25,000 per year, or involving performance over a period of more than twelve (12) months, or which is otherwise individually material to the operations of its business.

                  (k) No Default. The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any material obligations of the Company thereunder, result in the creation of any Lien on any of the assets owned, used or occupied by the Company in connection with the Company's business or give rise to an automatic termination, or the right of discretionary termination thereof by the other party to the contract. To the Shareholder's knowledge, no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         2.10     Real Estate.

                  (a) Real Property. The Company does not own and has not at any time during the course of its existence or during the course of the existence of any predecessor owned any real property. Schedule 2.10(a) sets forth all real property used or occupied by the Company in the conduct of the Company's business (the "Real Property"). Schedule 2.10(a) identifies the leases (oral or written) and all amendments thereto and extensions thereof, under which the Company now uses any such Real Property (the "Leases"), as well as any guarantors of tenant's obligations under such Leases, true and correct copies of which written Leases (or descriptions of oral Leases or arrangements) have been made available to Buyer. There are no subtenants, tenants, assignees, licensees, concessionaires or other entities which have a right to occupy all or any portion of the Real Property located in San Diego, California.

                  (b) Leases. All of the Leases, true and complete copies of which have been delivered or made available to Buyer, are in effect and the Company is not in default under or with respect to any material term of the Leases, nor has the Company received or sent any notice of any default under or with respect to any of the same. To the Shareholder's knowledge, no other party to any of the Leases is in material default under or with respect to any of the same.

         2.11 Accounts Receivable. All accounts receivable of the Company reflected on the Company Statements, other than as described in Schedule 2.11(a), and those arising since the date of the Company Statements, represent sales actually made in the ordinary course of business; to the Shareholder's knowledge, are collectible in the ordinary course of business; to the Shareholder's knowledge, are subject to no counterclaim or set off; and to the Shareholder's knowledge, are not in dispute. Schedule 2.11(b) contains an aged schedule of accounts receivable with respect to the Company included in the Company Statements and as of a date not more than twenty (20) days prior to the date hereof. The Company is not owed any receivable by any customer as a result of any retainage of funds by such customer pursuant to any installation agreement or other contractual agreement with the Company which has been owed to the Company for a period of time exceeding six months in length (to be calculated as of the Closing Date).

         2.12     Trade Rights.

                  (a) Schedule 2.12 lists all Trade Rights (as defined below) of the type described in clauses (i), (ii), (iii) and (iv) and, to the extent practicable, clause (v) of Section 2.12 in which the Company (with respect to the Company's business) now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by it, and also indicating which of such Trade Rights are registered.

                  (b) All Trade Rights shown as registered in Schedule 2.12 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

                  (c) To the Shareholder's knowledge, the Company does not require any Trade Rights that it does not already have to conduct the Company's businesses as such is currently being conducted. To the knowledge of the Shareholder, the Company is not infringing nor has infringed any Trade Rights of another in the operation of the Company's business, nor to the knowledge of the Shareholder is any other person infringing the Trade Rights of the Company. Except as set forth on
         Schedule 2.12, the Company has not granted any license or made any assignment of any Trade Rights listed on Schedule 2.12, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. To the Shareholder's knowledge, there are no inquiries, investigations, or claims or litigation, challenging or threatening to challenge the right, title and interest of the Company with respect to its continued use and right to preclude others from using any of its Trade Rights. To the Shareholder's knowledge, all Trade Rights of the Company are enforceable and in good standing, and there are no equitable or statutory defenses to enforcement based on any act or omission of the Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company.

                  (d) As used herein, the term "Trade Rights" shall mean and include: (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee and third party covenants and agreements respecting confidentiality, intellectual property and non-competition (including without limitation agreements executed by potential purchasers of the Company's business, or any part thereof).

         2.13 Broker's or Finder's Fees. Except as set forth on Schedule 2.13, no agent, broker, person or firm acting on behalf of the Company or the Shareholder is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         2.14     Employee Benefit Plans.

                  (a) Disclosure. Schedule 2.14(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Company ("Company Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been made available to Buyer. No Employee Plan/Agreement is a "multi-employer plan" (as defined in Section 401 of ERISA), and the Company has never contributed or been obligated to contribute to any such multi-employer plan.

                  (b) Prohibited Transactions. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Internal Revenue Code of 1986 (the "Code") for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of the Company's assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA or the Code which is reasonably likely to result in a Material Adverse Effect.

                  (c) Payments and Compliance. With respect to each Employee Plan/Agreement, all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on its books and to the extent they relate to employees employed as of the date thereof, are reflected in the Company Statements.

                  (d) Post-Retirement Benefits. With respect to each Employee Plan/Agreement which provides welfare benefits of the type described in
Section 3(1) of ERISA: (i) no such Employee Plan/Agreement provides medical benefits with respect to current or former employees, directors or consultants of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the

Code; (ii) each such Employee Plan/Agreement has been administered in compliance with Sections 601-608 of ERISA and 4980B(f) of the Code, except for such matters of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) no such Employee Plan / Agreement has reserves, assets, surpluses or prepaid premiums.

                  (e) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, any payment pursuant to any "golden parachute" or other agreement providing for payment to any employee upon a change in control of the Company, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  (f) Future Commitments. There are no announced plans or legally binding commitments to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         2.15 Employment Compensation. Schedule 2.15 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives for services rendered or otherwise, the annual salary, average commission, or hourly wage compensation of each such employee, and any bonus paid to each respective employee relating to services rendered during the 1999 fiscal year.

         2.16 Labor Matters. The Company is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours and authorizations, except for such matters of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has paid or caused to be paid all compensation, including bonuses and accrued vacation pay, if any, due and payable to its employees through the date hereof and will cause such amounts to be paid through the Closing Date. Except as set forth in Schedule 2.16, within the last five (5) years the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except to the extent set forth in Schedule 2.16, (i) there is no unfair labor practice charge or complaint against the Company pending, or to the Shareholder's knowledge, threatened; (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending, or to the Shareholder's knowledge, threatened against or materially affecting the Company;
(iii) to the Shareholder's knowledge, no question concerning representation has been raised or is threatened respecting the employees of the Company; and (iv) there is no grievance which might have a Material Adverse Effect.

         2.17     Tax Matters.

                  (a) Provision For Taxes. Except as set forth on Schedule 2.17(a), the provision made for taxes on the Company Statements is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, for which the Company may be liable at the date of such Company Statements and for all years and periods prior thereto. Since the date of such Company Statements, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

                  (b) Tax Returns Filed. Except as set forth on Schedule 2.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company as of the date of this Agreement have been timely filed (or if filed late all applicable penalties and interest have been paid) and when filed were true and correct in all material respects, and the taxes shown as due thereon have been paid. True and complete copies of the tax returns filed by the Company for the three (3) most recent fiscal years have been made available to Buyer. The Company has duly withheld and paid all taxes which were required to have been withheld and paid relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                  (c) Tax Audits. The federal and state income tax returns of the Company have not been audited by the Internal Revenue Service ("IRS") or any state taxing authorities and the Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  (d) S Corporation Status. The Company has been an electing S corporation within the meaning of the Code at all times since its incorporation, and will remain an S corporation through the Closing Date.

                  (e) Section 338(h)(10) Election. The Company has not, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified Subchapter S subsidiary under the Code.

                  (f) Other Tax Matters. The Company has not filed a consent under Section 341(f) of the Internal Revenue Code, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has liability for the taxes of any person or entity under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         2.18     Insurance.

                  (a) Policies in Effect. Set forth in Schedule 2.18(a) is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Company, true and correct copies of which have been made available to Buyer. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company as set forth therein; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. The Company has not been refused any insurance with respect to any aspect of the operation of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. To the knowledge of the Shareholder, the Company has duly and timely made all material claims it has been entitled to make under each policy of insurance. The Shareholder has no notice or knowledge of any claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Except as set forth on Schedule 2.18(a), the Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or termination of such policy or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy.

                  (b)      Workers' Compensation Coverage.

                           (i)      Current Claims. Set forth separately in
                  Schedule 2.18(b) is (1) a list of all claims made for work-related injuries or other work-related claims for which the Company or its insurer has continuing obligations to any current or former employee under any state workers' compensation law or any policy of workers' compensation insurance, including without limitation the obligation to pay temporary or total disability benefits, medical benefits, periods of open medical treatment which may require payments of medical benefits in the future, or any other obligations (the "Workers' Compensation Claims"), and (2) a list of all the current or former employees of the Company who have or had a Workers' Compensation Claim, including current or former employees of the Company who have given notice of an injury or work-related claim which has not yet resulted in a Workers' Compensation Claim in the past twelve (12) months, including the date of the accident or occurrence giving rise to such claim, the total payments made to or on behalf of such current or former employee and, if known, the date on which any obligations to each such employee terminate.

                           (ii) Increased Risk or Premium. The Company has never been denied workers' compensation insurance or been placed in a high-risk or increased-risk pool or been categorized under a similar rating system reflecting an above-average incidence of work-related injuries for purposes of determining the workers' compensation insurance premium.

         2.19 Absence of Certain Changes. Except as and to the extent set forth in Schedule 2.19 (or specifically required by the terms of this Agreement), since the date of the Company Statements there has been no:

                  (a) Adverse Change. Material adverse change in the financial condition, assets, liabilities or operations of the Company (a "Material Adverse Effect");

                  (b) Damage. Material loss, damage or destruction, whether covered by insurance or not, affecting the business or properties (owned or leased) of the Company;

                  (c) Increase in Compensation. Increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), other than changes in the ordinary course of business consistent with past practices, or any bonus or other employee benefit granted, made or accrued, except those made in the ordinary course of business consistent with past practices;

                  (d) Labor Disputes. Labor dispute or disturbance, other than routine labor union or individual grievances which are not material to the business, financial condition or results of operations of the Company;

                  (e) Commitments. Material commitment or transaction by the Company which involve payments by the Company in excess of $25,000 (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (f) Dividends. Except as disclosed in Schedule 2.19(f), declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of the Company; any redemption, purchase or other acquisition by the Company of any of its capital stock, or any security relating thereto, including any options or rights to purchase or acquire capital stock of the Company;

                  (g) Disposition of Property. Sale, lease or other transfer or disposition of any material properties or assets of the Company used or useful in the Company's business, except in the ordinary course of business;

                  (h) Indebtedness. Material indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

                  (i) Liens. Mortgage, pledge, Lien or Encumbrance made on or affecting any of the assets of the Company;

                  (j) Amendment of Contracts. Entering into, amendment, extension or termination by the Company of any material contract or lease, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  (k) Payments, Loans and Advances. Any payment, loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person;

                  (l) Credit. Any change in the policies or practices of the Company with respect to the Company's business and the granting of credit;

                  (m) Payments to Affiliates. Payment to any Affiliate of the Company. For purposes of this Agreement, the term "Affiliate" shall mean: any organization or entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; the Shareholder, officers and directors of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market; or

                  (n) Status of Employees. Change in status or continuation of employment of any employee identified in Section 2.15 of this Agreement, other than changes occurring in the ordinary course of business.

         2.20     Major Customers and Suppliers.

                  (a) Major Customers. Schedule 2.20(a) contains a list of the ten (10) largest customers of the Company for the most recent fiscal year (determined on the basis of the total dollar amount of revenues realized by the Company). Neither the Company nor the Shareholder has received notice that any of the customers listed on
         Schedule 2.20(a) will not continue to be customers after the Closing.

                  (b) Major Suppliers. Schedule 2.20(b) contains a list of the ten (10) largest suppliers to the Company for the period beginning on January 1, 1999 and ending September 30, 2000 (determined on the basis of the total dollar amount of purchases).

         Neither the Company nor the Shareholder has received notice that any of the suppliers listed on Schedule 2.20(b) will not continue to be suppliers to the Company after the Closing.

         2.21 Securities Laws Matters. The Shareholder who receives the Common Stock Consideration (the "Securities") pursuant to this Agreement will acquire such Securities for investment for his own account, not on behalf of others and not with a view to resell or otherwise distribute such Securities. The Shareholder acknowledges that the Securities, at the time of issuance, shall not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, but shall enjoy the registration rights set forth in the Registration Rights Agreement attached hereto as Exhibit A. Until the Securities are registered under the Registration Rights Agreement, or unless an exemption from registration is available, the Securities may not be sold, transferred or disposed of and the Shareholder must bear the risk of an investment in the Securities for an indefinite period of time. The financial condition of the Shareholder is currently adequate to bear the substantial risk of an investment in the Securities. The Shareholder has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as that of o2wireless. The Shareholder is a bona fide resident of California, and all communications and information have been directed to him and have been received in such place of residence. The Shareholder has had the opportunity to ask questions of, and receive answers from, officers of o2wireless concerning o2wireless and the Securities and to obtain any additional information which the Shareholder reasonably requested. The Shareholder has been provided copies of (i) o2wireless' Registration Statement on Form S-1, as amended, including the final prospectus as filed with the Securities and Exchange Commission on August 16, 2000 pursuant to Rule 424(b) of the Securities Act, and (ii) o2wireless' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "o2wireless SEC Documents"). The Shareholder shall, at or prior to the Closing, complete and deliver to Buyer an investment letter substantially in the form attached hereto as Exhibit B.

         2.22 Power of Attorney. The Shareholder has not given any power of attorney with respect to the Stock, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

         2.23     Affiliates' Relationships.

                  (a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between the Company and any Affiliate are summarized on Schedule 2.23(a).

                  (b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with the Company or is competitive with the Company's business, or (ii) any property, asset or right which is used by the Company in the conduct of the Company's business.

                  (c) Obligations. All obligations of any Affiliate to the Company, and all obligations of the Company to any Affiliate, are listed on Schedule 2.23(c).

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF O2WIRELESS and BUYER

         o2wireless and Buyer hereby, jointly and severally, represent and warrant to the Shareholder the following, as of the date hereof and as of the Closing Date:

         3.1 Due Incorporation and Qualification. Each of o2wireless and Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the corporate power to carry on its business as and where such is now being conducted and to own or lease its properties and assets as now owned, leased or operated by it. Each of o2wireless and Buyer is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on the business of o2wireless or Buyer.

         3.2 Authorization. Each of o2wireless and Buyer has full corporate power and authority under its respective articles of incorporation and bylaws, and the Board of Directors of each of o2wireless and Buyer has taken all necessary corporate action to authorize o2wireless and Buyer to execute and deliver this Agreement and the Ancillary Instruments and to consummate the transactions contemplated hereby, and assuming the due authorization, execution and delivery of this Agreement by the Shareholder, this Agreement and the Ancillary Instruments constitute the valid and binding obligation of o2wireless and Buyer, enforceable in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 Capitalization. The authorized capital stock of o2wireless consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 26,900,804 shares were issued and outstanding as of November 1, 2000, 100,000 shares of Class A Preferred Stock, $.01 par value per share, none of which are outstanding, and 10,000,000 shares of serial preferred stock, no par value per share, none of which are outstanding. The authorized capital stock of Buyer consists of 15,000,000 shares, $.0001 par value per share, of which 100 shares are issued and outstanding and all of which are owned beneficially and of record by o2wireless, 50,000 shares of Class A Preferred Stock, $.01 par value per share, none of which are outstanding, and 5,000,000 shares of serial preferred stock, no par value, none of which are outstanding. The shares of o2wireless common stock to be issued in connection with this Agreement, will, upon such issuance and delivery to the recipients designated under the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and free of any preemptive rights.

         3.4 Non-Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby does or will violate, result in a breach of any provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of o2wireless or Buyer by the terms of, or accelerate the maturity of or require the prepayment of any indebtedness of o2wireless or Buyer under, any judgment, order, decree, material agreement or instrument to or by which o2wireless or Buyer or any of their assets is subject or bound.

         3.5 Authority of Buyer. Except as set forth on Schedule 3.5, no consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body or third party, is necessary in connection with the performance of o2wireless' and Buyer's obligations under this Agreement and the Ancillary Instruments and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                  (a) be in violation of the articles of incorporation or bylaws of o2wireless or the Buyer or constitute a breach of the terms of any evidence of indebtedness or agreement relating to o2wireless' or the Buyer's business to which either o2wireless or the Buyer is a party;

                  (b) cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any asset of o2wireless or the Buyer or the Stock is subject or under any contract relating to o2wireless' or the Buyer's business to which o2wireless or the Buyer is a party, or permit the termination of any such contract by another person;

                  (c) accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness of o2wireless or the Buyer to accelerate the maturity of any such indebtedness;

                  (d) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality binding on o2wireless or the Buyer; or

                  (e) violate any statute, law or regulation of any jurisdiction known to o2wireless or Buyer as such statute, law or regulation relates to the properties or business of o2wireless or the Buyer.

         3.6 Litigation. Except as set forth in Schedule 3.6, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened by or against o2wireless or Buyer, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on o2wireless or the Buyer taken as a whole.

         3.7 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of o2wireless or Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         3.8 SEC Reports and Financial Statements. o2wireless has filed with the Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, all of which were true and correct in all material respects as of their filing and complied in all material respects with all applicable requirements of the appropriate acts and the rules and regulations thereunder. The audited consolidated financial statements and unaudited interim consolidated financial statements of o2wireless included in such reports (the "o2wireless Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of o2wireless and its subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         3.9 Absence of Certain Changes. Except as disclosed in the o2wireless SEC Documents, since September 30, 2000, there has not occurred: (i) any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a Material Adverse Effect on o2wireless and Buyer taken as a whole; (ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or property) with respect to the equity interests of o2wireless or Buyer; or (iii) any change by o2wireless or Buyer in accounting principles or methods, except for any such change required by reason of a change in GAAP.

         3.10 No Undisclosed Liabilities.Except (i) to the extent disclosed in the o2wireless SEC Documents and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 2000, neither o2wireless nor Buyer has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on o2wireless and Buyer taken as a whole.

         3.11 Compliance with Law.o2wireless and Buyer have complied in all material respects with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, except to the extent that any such non-compliance would not have a Material Adverse Effect on o2wireless and Buyer taken as a whole.

                                    ARTICLE 4

                                    COVENANTS

         4.1 Third Party Consents. The Shareholder agrees to use its best efforts to obtain such consents and approvals as may be required from parties to material contracts or other agreements with the Company in order to prevent the Company from suffering a Material Adverse Effect as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, provided that the Shareholder shall not be required to make any monetary payments to such parties in connection with obtaining such consents and approvals. Buyer agrees to provide to the Shareholder such assistance and information as may be required to obtain the consents and approvals referred to above. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by the Company to assign, or Buyer to assume and agree to pay, perform or otherwise discharge, any material contracts or other agreements if an attempted assignment or assumption thereof without the consent of a third person would constitute a breach thereof, unless and until such consent is obtained.

         4.2 Securities Law Matters. The Shareholder agrees not to sell, transfer, convey or otherwise distribute the Securities received pursuant to this Agreement over which such Shareholder has direct or indirect control without registration under the Securities Act and applicable federal and state securities laws, except pursuant to an exemption from registration thereunder reasonably acceptable to and approved by legal counsel to Buyer.

         4.3 Attainment of Tax Clearance Certificates. The Shareholder shall obtain tax clearance certificates for the Company as requested by Buyer.

         4.4      Tax Matters.

                  (a) Section 338(h)(10) Election. At the Buyer's option, the Company and the Shareholder will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under applicable state, local or foreign tax law) with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). The Shareholder will include any income, gain, loss, deduction or other tax item resulting from the 338(h)(10) Election on his tax returns to the extent required by applicable law.

                  (b) Allocation of Purchase Price. Buyer, the Company and the Shareholder agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) as mutually agreed by Buyer and the Shareholder. Buyer, the Company and the Shareholder will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule.

                  (c) Tax Periods Ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Shareholder to review and comment on each such tax returns described in the preceding sentence prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Shareholder. To the extent permitted by applicable law, the Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on his tax returns in a manner consistent with the Schedule K-1s furnished by the Company to the Shareholder for such periods. The Shareholder shall reimburse Buyer for any taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such taxes to the extent such taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the September 30 Balance Sheet, provided, however, the Shareholder shall not be required to reimburse Buyer for (i) any taxes due as a result of the operations of the Company from September 30 through the Closing Date, (ii) any taxes due as a result of the Section 338(h)(10) Election; or (iii) the state income and franchise taxes set forth on Schedule 2.4.

                  (d) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any tax returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. The Shareholder shall pay to Buyer within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) shown on the face of the September 30 Balance Sheet, provided, however, the Shareholder shall not be required to reimburse Buyer for (i) any taxes due as a result of the operations of the Company from September 30 through the Closing Date, (ii) any taxes due as a result of the Section 338(h)(10) Election; or (iii) the state income and franchise taxes set forth on Schedule 2.4. For purposes of this Section 4.4(d), in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (e) Cooperation on Tax Matters. Each of the Buyer, the Company and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 4.4 and in connection with any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the request of any other party) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder and the Buyer agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party and the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer or the Company so requests, the Shareholder shall allow the Buyer to take possession of such books and records in its control. Buyer and the Shareholder further agree to use their reasonable best efforts to obtain, upon request, any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

         4.5 Employee Options. On January 2, 2001, o2wireless shall grant incentive stock options to the individuals listed on Schedule 4.5 hereto pursuant to the o2wireless 1998 Stock Option Plan to purchase the number of shares of o2wireless common stock indicated next to their name, pursuant to the terms and conditions of individual stock option agreements as approved by the Stock Option Committee of the Board of Directors of o2wireless.

         4.6 Proceeds from Criminal Proceedings. The Buyer shall, upon receipt by the Company of proceeds from any sale of assets belonging to Mr. Russell Kirk in criminal proceedings against Mr. Kirk in relation to Mr. Kirk's service to the Company, remit the amount of such proceeds to Shareholder within thirty (30) days of the receipt of such proceeds.

         4.7 Registration Statement on Form S-8. Within one (1) year from the date of Closing, o2wireless shall file a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the shares of o2wireless common stock to be issued pursuant to the Bonus Plan to be established by o2wireless pursuant to Section 6.10 hereof.

                                    ARTICLE 5

              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

         The obligations of o2wireless and Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by o2wireless and Buyer only in writing:

         5.1 Consent of Wachovia Bank, N.A., First Union National Bank and Underwriters. Buyer shall have received the consent of each of (i) Wachovia Bank, N.A., (ii) First Union National Bank, and (iii) Chase Securities Inc., on behalf of the underwriters set forth on Schedule I to the Underwriting Agreement entered into by o2wireless in connection with its initial public offering, to enter into this Agreement and the transactions contemplated by this Agreement.

         5.2 Representations and Covenants. The representations and warranties of the Shareholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date. The Shareholder shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article 4) required by this Agreement to be performed or complied with by the Shareholder on or prior to the Closing Date.

         5.3 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of Buyer, a Material Adverse Effect.

         5.4 Good Standing Certificates, Etc. The Shareholder shall have delivered all such certificates, documents or instruments with respect to the Company's corporate existence and authority as Buyer's counsel may have reasonably requested prior to the Closing Date.

         5.5 Consents. The Shareholder shall have obtained and delivered to Buyer such third party consents as are required to effect the transactions contemplated hereby.

         5.6 Employment and Restrictive Covenants Agreements. Buyer shall have received the Employment Agreement and Restrictive Covenants Agreement specified in Section 1.5 hereto, executed by the parties to be bound thereby.

         5.7 Agreements With Key Employees. Buyer shall have received an employment agreement, executed by the parties to be bound thereby other than the Buyer or o2wireless, from the Selected Employees listed on Schedule 5.7 of this Agreement (the "Selected Employees").

         5.8 Release Agreement. The Shareholder shall have executed and delivered to the Company the Release Agreement substantially in the form attached hereto as Exhibit F.

         5.9 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

         5.10 Registration Rights Agreement. Buyer shall have received the registration Rights Agreement, executed by the parties to be bound thereby other than the Buyer or o2wireless.

         5.11 Opinion of Counsel to the Shareholder. Buyer shall have received an opinion of counsel to the Shareholder, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect set forth in Exhibit G hereto.

         5.12 Investment Letter. Buyer shall have received the Investment Letter, executed by the Shareholder.

         5.13 Other Documents. The Shareholder and the Company shall have delivered all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as Buyer may reasonably request.

                                    ARTICLE 6

         CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDER TO CLOSE

         The obligation of the Shareholder to complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Shareholder only in writing:

         6.1 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of the Shareholder, a materially adverse effect on the assets, properties, business, operations or financial condition of o2wireless or Buyer.

         6.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article 4) required by this Agreement to be performed or complied with by o2wireless or Buyer on or prior to the Closing Date.

         6.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

         6.4 Resolutions. There shall have been delivered to the Shareholder a copy of the resolutions duly adopted by the board of directors of each of o2wireless and Buyer, and certified accurate by an executive officer of each of o2wireless and Buyer as of the Closing Date, authorizing and approving the execution and delivery by o2wireless and Buyer of this Agreement and the consummation by o2wireless and Buyer of the transactions contemplated hereby.

         6.5 Good Standing Certificates, Etc. Each of o2wireless and Buyer shall have delivered all such certified resolutions, certificates, documents or instruments with respect to o2wireless' and Buyer's corporate existence and authority as the Shareholder's counsel may have reasonably requested prior to the Closing Date.

         6.6 Employment and Restrictive Covenants Agreement. Shareholder shall have received the Employment Agreement and the Restrictive Covenants Agreement with Jeffrey D. Young specified in Section 1.5 hereto executed by the parties to be bound thereby.

         6.7 Registration Rights Agreement. Shareholder shall have received the Registration Rights Agreement executed by the parties to be bound thereby.

         6.8 Opinion of Counsel to Buyer and o2wireless. Shareholder shall have received an opinion of counsel of o2wireless and Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Shareholder, substantially to the effect set forth in Exhibit H hereto.

         6.9 Other Documents. Each of o2wireless and Buyer shall have delivered all other documents, instruments or writings required to be delivered to the Shareholder at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as the Shareholder may reasonably request.

         6.10 Establishment of Bonus Plan for Company Employees. On or before the Closing Date, o2wireless shall have established a bonus plan (the "Bonus Plan") for the benefit of employees of the Company in the form attached hereto as Exhibit I providing for the issuance of 195,264 shares of o2wireless common stock and payment of $1,456,250 in cash as deferred compensation to such employees, with the effectiveness of the Bonus Plan being contingent upon the Closing.

                                    ARTICLE 7

                                 INDEMNIFICATION

         For purposes of this Article 7, it is agreed and understood that the Buyer shall not obtain recovery, nor shall the Shareholder be liable, more than one time or under more than one section of this Agreement for the same underlying claim or breach.

         7.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing until the expiration of twelve (12) months following the Closing (the "Limitations Period"), provided, however, that (a) the representations and warranties of the Shareholder contained in Section 2.1(e) shall survive the Closing indefinitely and (b) the representations and warranties of the Shareholder with respect to tax matters set forth in Section
2.17 of this Agreement shall survive for the period of time equal to the statute of limitations applicable to such matter or matters.

         7.2 Indemnification by the Shareholder. The Shareholder shall indemnify, defend and hold harmless Buyer (which term shall include, for purposes of this Article 7, Buyer's successors, assigns, directors, officers, employees and agents) against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses (including reasonable attorney's fees incurred in any matter subject to this provision or incurred in the enforcement of this provision) or other liabilities ("Losses") resulting from, arising from, or relating to (i) any breach of a representation or warranty of the Shareholder contained in Article 2 of this Agreement (but only if such indemnity is sought during the Limitations Period), (ii) any failure by the Shareholder to perform or comply with any agreement or obligation contained in this Agreement, (iii) any of the matters described on Schedule 2.8 (Litigation) or on Schedule 2.13 (Broker's or Finder's Fees), or (iv) the assertion by any person or entity that such person has or had any rights with respect to the Stock purchased pursuant to this Agreement, including consideration payable with respect to the Stock, which assertion results in a successful and proven claim by such third party against Buyer.

         7.3 Indemnification by Buyer. Buyer and o2wireless, jointly and severally, shall indemnify and hold harmless the Shareholder against any and all Losses resulting from, arising from, or relating to (i) any breach of a representation or warranty of Buyer or o2wireless contained in Article 3 of this Agreement (but only if such indemnity is sought during the Limitations Period), and (ii) any failure by Buyer or o2wireless to perform or comply with any agreement or obligation contained in this Agreement.

         7.4      Limitations of Claims.

                  (a) Except for Losses that have resulted from a breach of the representations and warranties contained in Section 2.17, no indemnification pursuant to this Article 7 shall be available to any party with respect to a breach of representation or warranty until the aggregate of all Losses exceeds $50,000, provided, however, that thereafter claims may be made against the indemnifying party for the full aggregate amount of such Losses, without deduction of any such threshold amount.

                  (b) Notwithstanding anything to the contrary in this Agreement, except for indemnification from the Shareholder pursuant to
         Section 7.2(iii) and indemnification with respect to any Losses that have resulted proximately from (i) the fraud or willful breach of either party, or (ii) a breach of the representations and warranties by the Shareholder contained in Section 2.1(e), the aggregate indemnification to be provided by any Indemnifying Party pursuant to this Article 7 shall not exceed $5,000,000 (the "Cap Amount").

         7.5      Procedures.

                  (a)      A party seeking indemnification pursuant to Sections
         7.2 or 7.3 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall be deemed to have irrevocably accepted the matter as a claim subject to indemnification pursuant to this Article 7, and provided that the Indemnifying Party thereafter diligently and continuously pursues the defense of the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such thirty (30) day period, or subsequently fails to diligently and continuously pursue the defense of the Third Party Claim, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party's prior written consent.

                  (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

                  (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon five (5) days' prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim, provided that such consent, judgment or settlement includes a release of the Indemnified Party and the settlement or judgment involves an amount to be paid on behalf of or by the Indemnified Party that is less than the Cap Amount. Notwithstanding the foregoing, in no event shall the Indemnifying Party have the right to consent to the entry of judgment or otherwise settle such Third Party Claim if: (i) the Third Party Claim involves equitable or other non-monetary damages, or (ii) in the reasonable judgment of the Indemnified Party, such settlement would have a continuing material adverse effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), in which case such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

         7.6 Adjustment of Liability. In the event an Indemnifying Party is required to make any payment under this Article 7 in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnifying Party shall pay the Indemnified Party an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnified Party actually receives with respect thereto, minus
(iii) any third party payments actually received by the Indemnified Party with respect to such damages, liability, obligation, loss, claim or other amount (with the consent of the Indemnified Party which will not be unreasonably withheld), plus (iv) the amount of the Net Tax Liability. "Net Tax Liability" shall be equal to the amount, if any, by which, the sum of all federal, state, and local taxes, if any, required to be paid by such Indemnified Party in respect of the receipt or accrual of the Adjusted Amount exceeds the sum of (a) the value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause
(i) above recognized by such Indemnified Party in the same year in which the taxes in respect of the receipt or accrual by such Indemnified Party of the Adjusted Amount would be payable and (b) the net present value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in years thereafter. The net present value of any such reduction in taxes shall be determined by discounting the amount of such reduction in taxes semi-annually from the date such tax saving is recognized or reasonably expected to be recognized (which shall be deemed to be the date the applicable tax return on which such tax saving would be properly reflected is due, without extensions) to the date of payment of the applicable indemnity by such Indemnifying Party, applying a discount factor equal to the interest rate on federal income tax deficiencies in effect at the time of such adjustment. For purposes of determining the amount of any taxes required to be paid and any tax savings recognized or reasonably expected to be recognized by such Indemnified Party hereunder, it shall be assumed that such Indemnified Party is subject to tax in each applicable taxing jurisdiction at the highest applicable marginal rate then in effect in such jurisdiction. In the event that the sum of clause
(a) and (b) above is greater than the amount of tax payable as a result of receiving the Adjusted Amount, such excess amount or tax credit shall be credited to the amount due from the Indemnifying Party.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purposes of carrying out the intent of this Agreement and the transactions contemplated hereby.

         8.2 Assignment; Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Buyer may assign its rights and obligations hereunder, subject to a guaranty from Buyer of the assignee's performance thereof, to any direct or indirect subsidiary or other entity controlled by Buyer, or to any parent corporation of Buyer, for purposes of consummating the transactions contemplated herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

         8.3 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Georgia, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         8.4 Amendment and Modification. Buyer, o2wireless and the Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among them.

         8.5 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer or o2wireless, to:

                           o2wireless Solutions, Inc.
                           440 Interstate Parkway North
                           Atlanta, Georgia 30339
                           Attention: William J. Loughman
                           Facsimile: (770) 763-5635

                           with a copy to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Road, N.E.
                           Promenade II, Suite 3300
                           Atlanta, Georgia 30309-3592
                           Attention: Terry Ferraro Schwartz, Esq.
                           Facsimile: (404) 685-7031

                  (b)      If to the Shareholder:

                           Jeffrey D. Young
                           5549 Beaumont Avenue
                           La Jolla, California 92037
                           Facsimile: (858) 456-9295

                           with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           4365 Executive Drive, Suite 1600
                           San Diego, California 92121-4297
                           Attention: Jeffrey T. Baglio, Esq.
                           Facsimile: (858) 677-1477

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 8.5.

         8.6 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties shall bear its or his own legal expenses and the expenses of its agents in connection with the transactions contemplated hereby; provided, however, that the Shareholder shall pay the legal expenses and the expenses of the agents of the Company through the Closing Date.

         8.7 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (which Exhibits and Schedules are hereby incorporated herein by reference and made a part hereof), embodies the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings among the parties with respect thereto.

         8.8 Counterparts. This Agreement may be executed in one or more counterparts, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.9 Headings. The table of contents and article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                   O2WIRELESS, INC.


                                   By: /s/ William J. Loughman
                                      ------------------------------------------
                                     Name: William J. Loughman
                                           -------------------------------------
                                     Title: Chief Financial Officer
                                            ------------------------------------

                                   O2WIRELESS SOLUTIONS, INC.


                                   By: /s/ William J. Loughman
                                      ------------------------------------------
                                     Name: William J. Loughman
                                           -------------------------------------
                                     Title: Chief Financial Officer
                                            ------------------------------------

                                   SHAREHOLDER

                                   /s/ Jeffrey D. Young
                                   ---------------------------------------------
                                   Jeffrey D. Young